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                                                                   EXHIBIT 10.19

                              TAX SHARING AGREEMENT

        This TAX SHARING AGREEMENT ("this Agreement") is made as of the 10th day of October, 1997, and is between BYB Properties, Inc., a Delaware corporation, whose sole office is located at Suite 200, 103 Foulk Road, Wilmington, DE 19803 ("Subsidiary"), and Back Yard Burgers, Inc., a Delaware corporation whose principal office is located at 2768 Colony Park Drive, Memphis, Tennessee 38118 ("Parent").

                                   BACKGROUND

        Subsidiary is a member of an "affiliated group," as defined in ss.1504 of the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder (the "Code"), of which Parent is the common parent corporation.

        Subsidiary shall properly execute and deliver to parent, upon written request from Parent, a Form 1122, "Authorization and Consent of Subsidiary Corporation to be Included in a Consolidated Tax Return," in order to be properly included in the consolidated U.S. federal income tax return of Parent.

        The purpose of this Agreement is to set forth the obligations of Subsidiary under the consolidated reporting rules of the Code, as directed by Parent, including without limitation the provisions of Treas. Regs. ss.1.1502-33(d)(2) and ss.1.1552-1(b)(2), and to provide for payment by Subsidiary to Parent of all such tax liability properly allocated to Subsidiary.

                                    AGREEMENT

        For valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

        ss.1. This Agreement is to be effective beginning with the tax year of Parent ending January 3, 1998. The term of this Agreement shall continue until terminated in accordance with the terms hereof.

        ss.2. Subsidiary agrees to comply with all requests of Parent in connection with this Agreement and pursuant to the consolidated reporting requirements of the Code.

        ss.3. Subsidiary agrees to execute, or cause the execution of any further documentation, including returns or elections, necessary or appropriate in connection with or pursuant to the terms of this Agreement.

        ss.4. In order to fulfill subsidiary's obligations under this Agreement and the Code, Subsidiary agrees to pay to Parent within fifteen (15) days of receipt of written request therefor, all amounts sufficient to pay for Subsidiary's allocable share of U.S. federal income tax liabilities as calculated pursuant to Treas. Reg. ss.1.1552-1, as may be adopted by Parent from time to time.

        ss.5. Parent is authorized to invoice Subsidiary as frequently as once per fiscal quarter for federal income tax liability actually accrued or estimated hereunder. Subsidiary also agrees, requested to do so by Parent, to pay such amounts to a member of the affiliated group other than Parent if Parent has designated another affiliate to serve as the affiliate responsible for collecting and remitting taxes on behalf of the affiliated group. Subsidiary further agrees to accept instructions, remit payments and deliver any report, document, or other information pertaining to this Agreement or the transactions contemplated by this Agreement to Parent's management company or other designee if requested to do so by Parent.

        ss.6. Parent's determination of the Subsidiary's allocable share of federal income tax liability shall be conclusive. Any U.S. federal tax liability of Subsidiary which arises by reason of the provisions of this Agreement will be reported by Subsidiary in accordance with generally accepted accounting principles.

        ss.7. If adjustments are made to a consolidated U.S. federal income tax return that result in a final deficiency or overpayment that would have required a larger or smaller payment by Subsidiary to Parent, or by Parent to Subsidiary, if made

                              TAX SHARING AGREEMENT
                              BYB PROPERTIES, INC.
                                     PAGE 1

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on the original return in accordance with the method of computations described herein, Parent shall pay to Subsidiary, or Subsidiary shall pay to Parent, within fifteen (15) days of receipt of written request therefor, an appropriate amount to reflect such deficiency or overpayment, as the case may be.

        ss.8. This Agreement shall be applicable only with respect to periods for which Subsidiary and Parent are members of the same affiliated group filing a consolidated U.S. federal income tax return. No adjustments shall be made with respect to periods for which either Subsidiary or Parent files a separate return or is a member of another affiliated group filing a consolidated return for federal income tax purposes.

        ss.9. This Agreement may be terminated by mutual written agreement, or if either party ceases to be a member of the same affiliated group, or if the affiliated group to which Parent and Subsidiary belong elects not to file a consolidated U.S. federal return for any taxable year. However, notwithstanding termination, this Agreement shall remain in effect with respect to any period during the tax year in which termination occurred for which the income of Subsidiary is includable in such consolidated return of parent. Notwithstanding any such termination, if upon audit by the Internal Revenue Service of the consolidated return for a period during which Subsidiary and Parent were members of an affiliated group, or as a result of any final administrative or judicial proceedings for any such period, there is any adjustment to U.S. federal taxable income, special deductions or credits, then such resulting change in the consolidated return will be allocated to Subsidiary in accordance with the provisions of this Agreement.

        ss.10. This Agreement has been executed and delivered by Parent and Subsidiary (and will be deemed to be made) in the State of Delaware. This Agreement will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Delaware. Each of Parent and Subsidiary hereby submits to the jurisdiction of any state or federal court located within New Castle county, Delaware, and consents that all service of process be made by certified mail directed to the relevant party at its address set forth above.

         ss.11. This Agreement shall not be assigned without the written consent of the non-assigning party.

         ss.12. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement.

         ss.13. This Agreement may not be amended or modified without the written consent of each party hereto.

         ss.14. Each party agrees to pay its respective expenses incurred with respect to this Agreement and the consummation of the transactions contemplated thereby.

        ss.15. This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the 10th day of October, 1997.


BYB PROPERTIES, INC.                                 BACK YARD BURGERS, INC.



BY:                                              BY:
   --------------------------------                  --------------------------
   Name:                                             Name:
   Title:                                            Title:



                              TAX SHARING AGREEMENT
                              BYB PROPERTIES, INC.
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